                                                                   EXHIBIT 4.18

                           WAIVER AND AMENDMENT NO. 1
                                       TO
                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


         THIS WAIVER AND AMENDMENT NO. 1 (this "Amendment") is entered into as of February 6, 2001, by and between National Record Mart, Inc., a Delaware Corporation ("Borrower") and Fleet Capital Corporation ("Lender").


                                   BACKGROUND

         Borrower and Lender are parties to an Amended and Restated Loan and Security Agreement dated as of November 1, 1999 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Lender provides Borrower with certain financial accommodations.

         Borrower has requested that Lender waive an Event of Default that has occurred and make certain amendments to the Loan Agreement, and Lender is willing to do so on the terms and conditions hereafter set forth.

         NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

         2. Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 4 below, the Loan Agreement is hereby amended as follows:

                  (a) Section 3.1(A) is amended in its entirety to provide as follows:

                  ("A) Interest. Interest shall accrue on the principal amount of Prime Loans outstanding at the end of each day (computed on the actual days elapsed over a year of 360 (days) at a fluctuating rate per annum equal to two percentage points (2.0%) above the Base Rate. After the date hereof, the foregoing rate of interest shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Base Rate becomes effective. The Base Rate in effect on the date hereof shall be the Base Rate effective as of the opening of business on the date hereof, but if this agreement is executed on a day that is not a Business Day, the Base Rate in effect on the date hereof shall be the Base Rate effective as of the opening the business on the last Business Day immediately preceding the date hereof. Eurodollar Loans shall bear interest on the principal amount thereof owing, at a rate per annum equal to four percentage points (4.0%) above the Eurodollar Rate."

         3. Waiver. Subject to satisfaction of the conditions precedent set forth in Section 4 below, Lender hereby waives the Event of Default which has occurred solely as a result of Borrower's non-compliance with Section 9.3(B) of the Loan Agreement as a result of Borrower's failure to achieve Cash Flow of at least $250,000 at the end of the fiscal quarter ended December 23, 2000 with respect to the four fiscal quarters then ended as of the last day of such fiscal quarter.

         4. Conditions of Effectiveness. This Amendment shall become effective upon satisfaction of the following conditions precedent: Lender shall have received (i) four (4) copies of this Amendment executed by Borrower and consented and agreed to by each Guarantor, (ii) payment of an amendment and waiver fee in the amount of $87,500 which amount shall be charged to Borrower's account with Lender and (iii) and such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Lender or its counsel, each of which shall be in form and substance satisfactory to Lender and its counsel.

         5. Representations and Warranties. Borrower hereby represents and warrants as follows:

                  (a) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

                  (b) Upon the effectiveness of this Amendment, Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

                  (c) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

                  (d) Borrower has no defense, counterclaim or offset with respect to the Loan Agreement.

         6. Effect on the Loan Agreement.

                  (a) Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be reference to the Loan Agreement as amended hereby.

                  (b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

                  (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided in Section 3, operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

         (7) Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the state of New York.

         (8) Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

         (9) Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

         IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

                                        NATIONAL RECORD MART, INC.


                                        By: /s/ Theresa Carlise
                                            ---------------------------------
                                            Name: Theresa Carlise
                                            Title: Senior Vice President and CFO


                                        FLEET CAPITAL CORPORATION

                                        By: /s/ Stephen M. Spencer
                                            ---------------------------------
                                            Name: Stephen M. Spencer
                                            Title: Senior Vice President



                                        CONSENTED AND AGREED TO

                                        NRM INVESTMENT, INC.


                                        By: /s/ Theresa Carlise
                                            ---------------------------------
                                            Name:  Theresa Carlise
                                            Title:  President